                                                       N:AETC.ESL



Date:     19 July 1996


Parties:

(1)  ("T&N") T&N plc (company number 163992) of Bowdon House,
Ashburton Road West, Trafford Park, Manchester M17 1RA

(2)  ("AETC") AE TURBINE COMPONENTS LIMITED (company number
928943) of Victoria Avenue, Yeadon, Leeds, West Yorkshire LS19
7AY

(3) ("ESL") T&N EXPORT SERVICES LIMITED (company number 532743) of Bowdon House, Ashburton Road West, Trafford Park, Manchester
M17 1RA

(4)  ("PCC") PRECISION CASTPARTS CORP. of 4600 S.E. Harney Drive,
Portland, Oregon 97206-0898, USA

(5)  ("AL") AETC LIMITED (company number 3206792) of Victoria
Avenue, Yeadon, Leeds, West Yorkshire LS19 7AY


WHEREAS


(A)  AETC and ESL are wholly owned subsidiaries of T&N.

(B)  AL is a wholly owned subsidiary of PCC.

(C) At the date hereof, AETC carries on the Business (as hereinafter defined) which Business is carried on as agent for and on behalf of T&N pursuant to the Agency Agreement.

(D) AETC also carries on the business formerly carried on by AE Turbine Components (Leicester) Limited as agent for and on behalf of T&N pursuant to an agency agreement dated 30th June 1987 made between T&N (under its then name of Turner & Newall plc) of the first part and AE Holdings Limited of the second part and AE Turbine Components (Leicester) Limited of the third part.





Page 1

     Operative Provisions:

1    Interpretation

          1.1  In this agreement including the Schedules:

          1.1.1 the following words and expressions have the following meanings except where otherwise provided:-

                    "Accounts" means the unaudited financial statements of the Business for the twelve month period ended 31 December 1995 which are attached to the Disclosure Letter and which comprise a Balance Sheet as at that date and a Profit and Loss Account in respect of that period together with supporting papers submitted to T&N for the purposes of facilitating the preparation of T&N's audited consolidated accounts in respect of that same period.

                    "Agency Agreement" means an agreement dated
                    30 June 1987 and made between T&N (under its then name of Turner & Newall plc), AE Holdings Limited and AETC pursuant to which AETC accepted an appointment as T&N's agent relative to the carrying on of the Business.

                    "Agreed Terms" means terms agreed by or on behalf of the Vendors and the Purchaser.

                    "Air Products Liability" means any liability of AETC to pay damages to Air Products Limited as a result of AETC serving notice prior to Completion upon Air Products Limited to terminate the contract then existing between AETC and Air Products Limited relative to the purchase and supply of liquid oxygen to the Leicester Property.

                    "Assets" means the property, assets and
                    rights of the Business to be purchased by the Purchaser as described in clause 2.2 and the subclauses of clause 2.1.

                    "Assumed Liabilities" has the meaning given in clause 8.1.


Page 2

                    "Balance" means the amount determined under clause 4.3 to be owed by the Vendors to the Purchaser or the Purchaser to the Vendors, as the case may be.

                    "Business" means the business of the
                    manufacture, machining and repair of hot gaspath components for gas turbines carried on by AETC as agent for T&N at the Completion
                    Date.

                    "Completion" means completion as per
                    clause 5.

                    "Completion Date" means the date of this agreement.

                    "Consideration" means the consideration due from the Purchaser to the Vendors and ESL for the Business and Assets, calculated in accordance with clauses 3 and 4.

                    "Contracts" means all current contracts, engagements, licences and other commitments relating to the Business which have been entered into or undertaken prior to Completion by or on behalf of the Vendors in the course of the Business, but excluding contracts with Employees and any agreements referred to in Schedule 1.

                    "Creditors" means all the trade debts and accrued charges owed by the Vendors in connection with the Business as at the Completion Date whether due for payment or not (such debts and charges to be determined for the purpose of this definition on the assumption that any member of the Vendors' Group trading as an agent of T&N did not so trade but carried on its trade in its own right and for its own account) but:

                         (i)  excluding amounts owed (other than
                              in the ordinary course of trading)
                              by either of the Vendors in
                              connection with the Business to any
                              member of the Vendors' Group (such
                              amounts to include any representing


Page 3
                              charges made by T&N to AETC in
                              respect of finance provided to or
                              insurance coverage taken in respect
                              of the Business or of a general
                              management nature); and

                         (ii) excluding all trade debts in
                              respect of which either of the
                              Vendors has despatched to the
                              relevant creditor a cheque by way
                              of payment and that cheque has not
                              at the Completion Date cleared the
                              bank account of that Vendor on
                              which it was drawn; and

                         (iii)     excluding any Taxation.

                    "Debtors" means (a) all debts owed to the Vendors in connection with the Business as at the Completion Date and (b) prepayments made by the Vendors in connection with the Business as at the Completion Date but excluding (i) any inter-company loans and inter-company current debts between any of T&N and AETC and other members of the Vendors' Group and (ii) the ESL Book Debts.

                    "Disclosure Letter" means the letter of
                    today's date from the Vendors to the
                    Purchaser qualifying the Warranties in Agreed
                    Terms.

                    "Effective Date" means 24:00 hours 30 June
                    1996/00:00 hours 1 July 1996.

                    "Effective Date Balance Sheet" means a
                    balance sheet as of the Effective Date,
                    reflecting the Assets and the Assumed
                    Liabilities, prepared by the Purchaser and submitted to the Vendors in accordance with clause 4.

                    "Effective Date Net Worth" means the amount by which the total value of the Assets reflected on the Final Balance Sheet exceeds the total value of the Assumed Liabilities reflected on the Final Balance Sheet.



Page 4

                    "Employees" means the persons who, at the Completion Date, were employed by the Vendors in the Business and are listed in the Disclosure Letter.

                    "ESL Book Debts" means all book debts, notes receivable and other payments owing to ESL in connection with the Business at the Completion Date.

                    "Environmental Warranties" means those
                    Warranties set out at paragraph 16 of
                    Schedule 6.

                    "Excluded Assets" means the assets and
                    services whether used in the Business or otherwise which are referred to in Schedule 1 and which are excluded from the sale to the Purchaser.

                    "Excluded Employee" means any person who, at the Completion Date, was employed by the Vendors in the Business other than an Employee.

                    "Excluded Liabilities" has the meaning given in clause 8.2.

                    "Executed Contracts" means any contract made by the Vendors with a third party relative to the Business which has at Completion been performed by both the Vendors and that third party notwithstanding that relative to that contract either of the Vendors may remain subject to a Product Warranty Liability (actual or contingent).

                    "Final Balance Sheet" has the meaning given in clause 4.2.

                    "Fixed Assets" means all plant, machinery, tooling, equipment, furniture, fixtures (other than landlord's fixtures and fittings), vehicles and other chattels on the Properties or elsewhere owned by the Vendors at the Completion Date and used for the purpose of the Business.



Page 5

                    "Forex Contracts" means each and every
                    contract made between AETC and ESL pursuant to the terms of which AETC has either the obligation or the right (whether or not in each case contingent on the occurrence of an identified event) in certain circumstances or on certain dates to receive prescribed amounts of pounds sterling or as the case may be foreign currency from ESL in exchange for prescribed amounts of foreign currency or as the case may be POUNDS sterling.

                    "Free Issue Materials" means any plant,
                    machinery, tools, equipment, chattel, raw material or partly manufactured goods in which the Vendors have no proprietary interest but which has at the Completion Date been made available to them by a customer of the Business for the purpose of their performance of a Contract.

                    "Goodwill" means the goodwill of the Vendors in relation to the Business, together with the exclusive right for the Purchaser to represent itself as carrying on the Business in succession to the Vendors, and the right to use the trading name "AETC".

                    "GTC Liability" means any liability of AETC to GTC Gas Turbine Limited or the Ministry of Defence which relates exclusively to the level of pricing adopted by AETC prior to Completion when carrying out work pursuant to a contract with GTC Gas Turbine Limited in respect of RB199 HPC vane repair work.

                    "Howmet Liability" means any liability of the Vendors to Howmet Corporation relative to those allegations set out in a letter of 12 June 1996 from Howmet Corporation to AETC attached to the Disclosure Letter.

                    "Inca Tooling Contract" means a contract between the Vendors and Inca Tooling Limited relative to the latter's manufacture and supply of a tool to produce a GT8C row 2 rotor ceramic core dye.



Page 6

                    "Initial Payment" means the sum of 41,000,000
                    GBP payable by the Purchaser to the Vendors on the Completion Date in cleared funds.

                    "Intellectual Property Rights" means all industrial and intellectual property rights of the Vendors used as at the Completion Date exclusively for the purposes of the Business including the Patents, Trade Marks, registered designs and copyrights in any part of the world, the Manufacturing Know-How and the copyright in all drawings, plans, specifications and designs owned by the Vendors and used wholly and exclusively for the purposes of the Business prior to the Completion Date.

                    "Interim Period" means the period from and including 1 July 1996 to and including the Completion Date.

                    "Leased Assets" means any asset (other than real property and any item forming part of the Free Issue Materials) used by the Vendors in connection with the Business at the Completion Date which is not owned by them including each of those assets listed in
                    Schedule 2.

                    "Management Accounts" means the unaudited management accounts balance sheet of AETC as at 31 March 1996 and the related statement of profit and loss for the three month period then ending copies of which are attached to the Disclosure Letter.

                    "Manufacturing Know-How" means all technical know-how, knowledge and expertise (including manufacturing techniques, industrial information and trade secrets) owned and used by the Vendors exclusively in the Business at the Completion Date.

                    "Patents" means the patents together with applications therefor relating exclusively to the Business, brief details of which are set out in Part 1 Schedule 4.


Page 7

                    "Patent Assignments" means the assignments of the Patents in the Agreed Terms entered into on the Completion Date by each of AETC, AE plc and T&N Technology Limited with the Purchaser.

                    "Permitted Head Office Services" means those services provided by T&N to the Business from time to time but excluding any such service as relate to the provision of finance or insurance coverage or is of a general management nature.

                    "Petty Cash" means the petty cash float of the Business at the Completion Date.

                    "Product Liability" means relative to any item forming part of the stock-in-trade of the Business at the Effective Date a liability arising after that item has been sold, free issued to a third party or otherwise realized on the grounds that:-

                         (i)  that item was not:-

                              (a)  fit for its purpose; or

                              (b)  of satisfactory quality; or

                              (c)  in compliance with the terms
                              of the contract governing its sale,
                              free issue or other realisation; or

                              (d)  as to its safety of such
                              standard as persons are reasonably
                              entitled to expect; or

                         (ii) that item was defective or
                              inherently dangerous but always
                              excluding any Product Warranty
                              Liability relative to that item.

                    "Product Warranty Liability" means relative to a contract made between either of the Vendors or ESL and a third party an obligation or liability of the Vendor in question or ESL under that contract to repair, rework, replace or give credit for


Page 8
                    the invoiced value of goods delivered to that party in the course of performing that contract in the event that those goods fail to comply with the terms of that contract.

                    "Properties" means those properties referred to in paragraph 1 of Schedule 5 and all buildings thereon and improvements thereto.

                    "Purchaser" means AL.


                    "Purchaser's Group" means

                         (i)  PCC;

                         (ii) any company which is a Subsidiary
                              of PCC;

                         (iii)     any company over which PCC has
                              control within the meaning of
                              Section 840 Income and Corporation
                              Taxes Act 1988;

                         (iv) any company which becomes one of
                              the companies described in (ii) or
                              (iii) above

                    "Purchase Balance Sheet" means the balance sheet set forth in the column entitled
                    "Purchase Balance Sheet" on Schedule 3.

                    "Purchase Balance Sheet Net Worth" means
                    28,313,000 GBP.

                    "ROT Stock" means the stocks, used in or for the purposes of or in connection with the Business at the Completion Date including raw materials, work in progress and finished goods which have been supplied to the Vendors subject to effective reservation of title in favour of their supplier but always excluding any item which forms part of the Free Issue Materials.

                    "Regulations" means the Transfer of
                    Undertakings (Protection of Employment)
                    Regulations 1981 (as amended).

Page 9

                    "Residual Assets" means all assets owned by the Vendors and used in the Business as at the Completion Date other than those identified in sub-clauses 2.1.1-2.1.10
                    (inclusive) and the Excluded Assets.

                    "Stock Exchange" means London Stock Exchange
                    Limited.

                    "Stocks" means the stocks wherever located, used in or for the purposes of or in connection with the Business at the Completion Date including raw materials, work in progress, finished goods, consumable stores and any tooling being manufactured pursuant to a Contract at the cost of a customer of the Business and in respect of which the Vendors have yet to despatch an invoice to that customer but excluding the ROT Stock and any item which forms part of the Free Issue Materials.

                    "Stocktake Date" means 10 August 1996.

                    "Subsidiary" with respect to each of the Vendors, means a subsidiary as defined in the Companies Act 1985 s 736. Subsidiary with respect to PCC means a company or corporation of which a majority of shares are owned by PCC, directly or indirectly.

                    "Taxation" means all sums due by the Vendors to H.M. Inland Revenue, H.M. Customs & Excise and any other taxation authority whether in respect of Income or Corporation Tax, Pay as You Earn, National Insurance, VAT or any other form of taxation (whether national or foreign) in respect of any period prior to the Effective Date or any taxation due by the Vendors as a result of effecting the sale hereunder.

                    "Trade Marks" means the trade marks relating exclusively to the Business, brief details of which are set out in Part 2 Schedule 4.




Page 10

                    "Trade Mark Assignment" means the trade mark assignment in the Agreed Terms entered into on the Completion Date by AETC (1) and the Purchaser (2).

                    "VAT" means value added tax.

                    "Valuation Principles" means the accounting policies and principles set out in
                    Schedule 8.

                    "Vendors" means T&N and AETC.

                    "Vendors' Group" means:-

                         (i)  T&N;

                         (ii) any company which is a Subsidiary
                              of T&N;

                         (iii)     any company over which T&N has
                              control within the meaning of
                              Section 840 Income and Corporation
                              Taxes Act 1988;

                         (iv) any company which becomes one of
                              the companies described in (ii) or
                              (iii).

                    "Warranties" means the warranties of the Vendors specified in Schedules 6 and 7.

            1.1.2 except where the context otherwise requires, words denoting the singular include the plural and vice versa; words denoting any gender include all genders; words denoting persons include firms and corporations and vice versa;

            1.1.3 unless otherwise stated, a reference to a clause, sub-clause or Schedule is a reference to a clause or a sub-clause of, or a Schedule to, this agreement;

            1.1.4 clause headings are for ease of reference only and do not affect the construction of this agreement;



Page 11

            1.1.5 any undertaking given by the Purchaser in this Agreement to act or omit to act in any way should be read and construed so as to include in the event of any right or entitlement or obligation relative to the Assets or the Business becoming vested in or as the case may be assumed by a member of the Purchaser's Group an additional undertaking on the part of the Purchaser to procure that that member of the Purchaser's Group so acts or omits to act.


2    Agreement for sale

     2.1 Subject to the terms and conditions of this agreement, the Vendors with full title guarantee (subject in the case of the ROT Stocks and the Leased Assets to the interest of the owner or any superior lessor of those stocks and assets) shall sell to the Purchaser which shall purchase at the Completion Date the Business as a going concern together with:


            2.1.1   the Goodwill;

            2.1.2   the Properties;

            2.1.3   the Fixed Assets;

            2.1.4   the Stocks and the ROT Stocks;

            2.1.5 the benefit, subject to the burden, of the Contracts;

            2.1.6 the Intellectual Property Rights other than the Manufacturing Know-How;

            2.1.7   the Debtors;

            2.1.8   the Leased Assets;

            2.1.9   the Petty Cash;

            2.1.10  the Manufacturing Know-How;

            2.1.11  the Residual Assets;

                         but excluding the Excluded Assets.

Page 12

          2.2 Subject to the terms and conditions of this agreement, ESL shall with full title guarantee simultaneously sell to the Purchaser which shall purchase the ESL Book Debts.

          2.3 The provisions of Parts 3 and 4 of Schedule 5 shall more particularly apply in relation to the sale of the Properties.

                    2.4  Title to and the risk in the Assets
          (excluding the ROT Stock) shall pass to the Purchaser with effect from the Completion Date. Risk in the ROT Stock will pass to the Purchaser from the Completion Date and title in any item comprised in the ROT Stock will pass to the Purchaser immediately upon either of the Vendors acquiring title to it.

          2.5  To the extent that:-

            2.5.1 an anticipated receipt of proceeds under an insurance policy effected prior to Completion by either of the Vendors in respect of any of the Assets is taken into account in the Effective Date Balance Sheet; and

            2.5.2 such proceeds are actually received by either of the Vendors after Completion the Vendors shall pay to the Purchaser a sum equal to the amount so received.

          2.6 To the extent that at any time after Completion the Vendors receive proceeds under an insurance policy maintained by them relative to employer's liability or motor vehicles in respect of some incident occurring during the Interim Period, the Vendors shall pay to the Purchaser a sum equal to the amount so received.

3    Purchase consideration

          3.1 The Consideration shall be the aggregate of the Initial Payment plus or less (as the case may be) the Balance together with the other obligations assumed and undertakings, indemnities and covenants given by the Purchaser in this agreement. ESL hereby appoints T&N as its agent to accept payment on its behalf of such proportionate part of the Consideration payable by the Purchaser in respect of the ESL Book Debts.


Page 13

          3.2 The cash element of Consideration shall be paid as follows:

            3.2.1 the Initial Payment by the Purchaser to T&N on the Completion Date; and

            3.2.2 the Balance in cleared funds in accordance with clause 4.

          3.3 The cash element of the Consideration taking into account the Purchaser's obligation to discharge the Creditors shall be allocated as follows:-

            3.3.1 Goodwill - the sum derived by subtracting the aggregate of the amounts referred to in clauses 3.3.2 - 3.3.11 (both inclusive) from the aggregate of the cash element of the Consideration (as adjusted pursuant to clause 4) and the value of the Creditors as set out in the Final Balance Sheet.

            3.3.2   As to the Properties, that situate at:-

                                        a)   Victoria Avenue
                         Yeadon (registered land) - 178,000 GBP

                                        b)   Victoria Avenue
                         Yeadon (unregistered land) - 3,469,000
                         GBP

                                        c)   Magna Works
                         Leicester - 1,835,000 GBP

                                        d)   Unit 1A Yeadon
                         Industrial Estate - 1,213,000 GBP

            3.3.3   Intellectual Property Rights other than the
                    Manufacturing Know-How 7.00 GBP;

            3.3.4 Contracts (including those agreements to which the Leased Assets are subject) l.00
                    GBP;

            3.3.5 Petty Cash - such amount as set out in the Final Balance Sheet;

            3.3.6 Stocks and ROT Stock - such amount as set out in the Final Balance Sheet;

            3.3.7 Fixed Assets - such amount as set out in the Final Balance Sheet;


Page 14

            3.3.8   Debtors - such amount as set out in the Final
                    Balance Sheet;

            3.3.9   Residual Assets l.00 GBP;

            3.3.10 ESL Book Debts - such amount as set out in the Final Balance Sheet;

            3.3.11  Manufacturing Know-How - 2,000,000 GBP.

          3.4 The Consideration shall be exclusive of any VAT which (if payable) shall be paid by the Purchaser in addition to the Consideration referred to in this clause 3.

4    Price Adjustment

          4.1 No later than 15 September 1996 the Purchaser will prepare and supply to the Vendors an Effective Date
          Balance Sheet.

          4.2 The Vendors shall have 42 days following receipt of the Effective Date Balance Sheet to notify the Purchaser of any dispute with the Effective Date Balance Sheet. In order to facilitate the Vendors' review of the Effective Date Balance Sheet, the Purchaser will provide to the Vendors (a) full access to those working papers of the Purchaser and of any accountant or adviser engaged by it; and (b) reasonable access during normal working hours on prior notice having been given to any employee of the Purchaser or PCC who has been engaged in the preparation of the Effective Date Balance Sheet of whom the Vendors wish to raise queries, in each case relative to the preparation of the Effective Date Balance Sheet. If the Vendors fail to notify the Purchaser of any such dispute within such 42-day period, or, prior to the expiration thereof, notify the Purchaser in writing that no such dispute exists, "the Effective Date Balance Sheet" shall be deemed to be the "Final Balance Sheet". In the event that the Vendors shall so notify the Purchaser of any dispute, the Purchaser and the Vendors shall co-operate in good faith to resolve such dispute as promptly as practicable. In the event that the Purchaser and the Vendors are unable to resolve any such dispute within 20 days of the Vendors' delivery of such notice, such dispute may be referred by either the Vendors or the Purchaser for resolution to an accounting firm mutually acceptable to them or, failing such mutual


Page 15
          acceptability, appointed by the President (or in his absence the next most senior officer available) of the Institute of Chartered Accountants of England and Wales (the "Independent Accounting Firm"), which firm shall be instructed to determine the Effective Date Balance Sheet in accordance with the policies referred to in clause 4.6 and to make such determination as soon as practicable. The determination of the Independent Accounting Firm (which shall act as an expert and not an arbitrator and shall receive any written submissions made by either the Vendors or the Purchaser) shall be final and binding (in the absence of manifest error). The Effective Date Balance Sheet, as it may be modified by resolution of any disputes by the Purchaser and the Vendors or by the Independent Accounting Firm pursuant hereto, shall be the "Final Balance Sheet." The fees of the Independent Accounting Firm shall be borne and paid for by the Vendors in the event that the Effective Date Net Worth accords more closely to the Purchaser's submission as to that worth than it does to the Vendors' but otherwise shall be borne by the Purchaser.

          4.3  Where in connection with the Effective Date
          Balance Sheet a dispute arises as to a matter of law then clause 4.2 shall be read and construed as if each and every reference within that clause to

                    (a)  "an accounting firm" or "firm" was a
               reference to "a leading counsel"

                    (b)  "the Institute of Chartered Accountants
               of England and Wales" was a reference to "the Law
               Society of England and Wales"

                    (c)  "the Independent Accounting Firm" was a
               reference to "the Leading Counsel".

          4.4 In the event that the Effective Date Net Worth is more than the Purchase Balance Sheet Net Worth, then the Purchaser shall transfer to the Vendors a cash amount equal to the amount by which the Effective Date Net Worth is more than the Purchase Balance Sheet Net Worth. In the event that the Effective Date Net Worth is less than the Purchase Balance Sheet Net Worth, the Vendors shall transfer to the Purchaser a cash amount equal to the amount by which the Effective Date Net Worth is less than the Purchase Balance Sheet Net Worth. Such transfers shall be made to the account designated in writing for such purpose within two

Page 16
          business days after the Final Balance Sheet is either agreed between the Vendors and the Purchaser or is determined by the Independent Accounting Firm by wire transfer in immediately available funds of the amount of such differences as determined pursuant to the preceding sentences, together with interest thereon from the Effective Date to the due date of payment calculated at the rate of 1% per annum above the base rate of National Westminster Bank plc for the time being prevailing. The parties agree that if, notwithstanding the existence of a dispute pursuant to clause 4.2, it is undisputed that either the Purchaser or the Vendors shall owe the other at least a determinate amount (the "Undisputed Amount"), the party owing the Undisputed Amount shall promptly pay such amount, together with interest thereon in the manner set forth in the preceding sentence, and any amount which may subsequently be determined to be due pursuant to this clause shall be reduced by the Undisputed Amount where appropriate.

          4.5 If any payment to be made pursuant to clause 4.4 is not made on its due date for payment then it shall bear interest from that due date to the date of actual payment (whether before or after any judgement) at the rate of 3% per annum above the base rate of National Westminster Bank plc for the time being prevailing.

     4.6  The Effective Date Balance Sheet shall be prepared:-

                    (a) as if the Effective Date were the end of an accounting period;

                    (b)  in accordance with the Valuation
               Principles;

                    (c)  insofar only as a matter is not dealt
               with by paragraph (b) above in accordance with the principles and policies adopted in the Accounts;

                    (d)  insofar only as a matter is not dealt
               with by paragraphs (b) and (c) above in accordance with generally accepted accounting principles prevalent in the United Kingdom.

5    Completion

     5.1 The sale and purchase shall be completed immediately upon exchange of this agreement when all the matters set out in this Clause 5 shall be effected.

Page 17

          5.2  The Vendors shall deliver to the Purchaser:

            5.2.1 those of the Assets capable of transferring by physical delivery together with the Free
                    Issue Materials at the relevant Property;

            5.2.2 all its books of account, copy pay-roll records, income records, stock and other records, information relating to customers and suppliers, relevant computer programs (including any Lotus Notes programs) and other books and documents which relate to the Business (other than minute books relating to directors' and shareholders' meetings and statutory books) at the relevant Property;

            5.2.3 all its manufacturing programmes, designs and drawings, plans instructional and promotional material, sales publications, advertising materials, terms and conditions of sale and manufacturing programmes other technical material and sales matter which relate to the Business, together with any plates, blocks, negatives and similar material relating to them at the relevant Property with the exception of the blueprints to the vacuum furnace NC control system which from Completion shall be held to the Purchaser's order;

            5.2.4   information relating to all sales
                    distributors and agents, and copies of all the current agreements with the distributors and the agents at the relevant Property;

            5.2.5 the VAT records referred to in Clause 6.7 at the relevant Property;

            5.2.6 all records of National Insurance and PAYE relating to all the Employees at the relevant
                    Property;

            5.2.7   the Disclosure Letter;

            5.2.8 the documents referred to in the epitome of title already supplied to the Purchaser;




Page 18

            5.2.9   the original Patent Assignments and Trade
                    Mark Assignment duly executed by the
                    appropriate parties;

            5.2.10  the two original transfers of Victoria Works
                    (as defined in Schedule 5) duly executed by the appropriate parties;

            5.2.11 the original transfer of Magna Works (as defined in Schedule 5) duly executed by the appropriate parties;

            5.2.12 an original statutory declaration (lost land certificate to title No. WYK 98838) given by Miss J M Hogg;

            5.2.13  an original statutory declaration
                    (boundaries) given by Mr M Larner;

            5.2.14  an original statutory declaration (First Car
                    Park Lease) given by Miss J M Hogg;

            5.2.15  an original statutory declaration (Second Car
                    Park Lease) given by Miss J M Hogg; and

            5.2.16 a certified copy of resolutions of the boards of directors of each of the Vendors approving the sale of the Business and Assets on the terms of this agreement and authorizing the persons who have executed this agreement to do so.

          5.3  Upon completion of the matters referred to above:-

            5.3.1   the Purchaser shall deliver to the Vendors:

                    5.3.1.1   the Initial Payment;

                        5.3.1.2    a counterpart of the Patent
                        Assignments and Trade Mark Assignment
                        duly executed by the Purchaser;

                        5.3.1.3    a certified copy of
                        resolutions of the board of directors of the Purchaser approving the purchase of the Business and Assets on the terms of this agreement and authorising the person who has executed this agreement to do so;


Page 19

                        5.3.1.4    a release given by ABN Amro in
                        favour of T&N relative to an indemnity
                        given by T&N to ABN Amro in respect of
                        certain performance bonds or guarantees
                        issued on behalf of AETC by ABN Amro and more particularly described in the Disclosure Letter or other security reasonably satisfactory to T&N;

            5.3.2 PCC shall deliver to the Vendors a certified copy of resolutions of the board of directors of PCC approving the terms of this agreement and authorising the person who has executed this agreement to do so;

          5.4 The Purchaser and the Vendors shall not be obliged to complete the sale and purchase of any of the Assets unless the purchase of the Business and Assets is completed in accordance with Clause 5.

          5.5 The Purchaser or the Vendors may in its or their absolute discretion waive any requirement contained in Clause 5.2 or as the case may be Clause 5.3.

6    Value Added Tax

          6.1 The parties will use all reasonable endeavours to procure that the sale of the Assets and the Business is treated as a transfer of a business as a going concern for the purposes of Section 49 of the Value Added Tax Act 1994 and Article 5 of the Value Added Tax (Special Provisions) Order 1995 save that neither party shall be required by virtue of this clause 6.1 to make any appeal to any court or tribunal against any determination of H.M. Customs and Excise that the sale does not fall to be so treated.

          6.2 If VAT should be chargeable on the sale under this agreement (or any part of it) the Purchaser agrees that:-

          6.2.1 such VAT will be in addition to the total amount payable;


          6.2.2 within 7 days of production by the Vendors of an appropriate VAT invoice the Purchaser will pay the amount of such VAT to the Vendors.


Page 20

          6.3 The Purchaser declares that it will either be registered for VAT purposes at the Completion Date, or as a result of Completion will become liable to be so registered, and that the Purchaser shall upon, and immediately after, Completion use the Assets to carry on the same kind of business as that carried on by the Vendors in relation to the Assets prior to the Completion Date.

          6.4 The Vendors declare that they are duly registered for VAT at the Completion Date and immediately prior to the Completion Date the Vendors used the Assets for the purposes of the Business and that no election has been made to opt to tax any of the Properties in accordance with Schedule 2 of the Value Added Tax Act 1994.

          6.5  In the event of:-

          6.5.1 any failure on the part of the Purchaser to comply with the obligations undertaken and declarations made by it resulting in VAT being charged on the sale of the Assets or some part of them, and interest and/or penalties being charged in respect thereof as a consequence of such failure then such interest and/or penalties shall be payable by the Purchaser;

          6.5.2 any failure on the part of the Vendors to comply with the obligations undertaken and declarations made by it resulting in VAT being charged on the sale of the Assets or some part of them, and interest and/or penalties being charged in respect thereof as a consequence of such failure then such interest and/or penalties shall be payable by the Vendors;

          6.5.3 any such interest and/or penalties becoming payable in respect of any case other than under clause 6.5.1 and 6.5.2 these shall be borne by the Vendors and the Purchaser equally.

          6.6 Any VAT payable in respect of goods and services supplied or deemed to be supplied by the Vendors (other than pursuant to this agreement) prior to the Completion Date and any interest payable or penalties attributable to such VAT shall be paid by the Vendors to HM Customs and Excise and the Vendors shall keep the Purchaser fully indemnified accordingly.


Page 21

          6.7 The Vendors will on the Completion Date deliver to the Purchaser all the records of the Business for VAT purposes which are required by Section 49 of the Value
          Added Tax Act 1994.

7    Debtors and ESL Book Debts

          7.1 The Vendors or ESL (as the case may be) will if requested by the Purchaser execute a formal assignment to the Purchaser of the Debtors or the ESL Book Debts (as the case may be). In respect of such assignment the Purchaser confirms that it will be responsible for any stamp duty payable and for informing each of the debtors of such assignment pursuant to s136 Law of Property Act 1925.

          7.2 The Purchaser will be entitled to collect the Debtors and the ESL Book Debts for its own account and the Vendors and ESL shall at the Purchaser's expense give to the Purchaser all such reasonable assistance short of the instigation of legal proceedings for a period of six months immediately following Completion as the Purchaser may reasonably require to enable the Purchaser to collect the Debtors and ESL Book Debts. The Vendors and ESL shall take no other action in relation to the Debtors or ESL Book Debts other than as a result of the operation of Clause 7.4.

          7.3 Any sums received by the Vendors or ESL after Completion in relation to any of the Debtors or ESL Book Debts shall belong to the Purchaser. The Vendors or ESL shall remit the same during banking hours on the first normal banking day following:-

                    7.3.1     clearance of those sums; and

                    7.3.2     a request of the Purchaser so to
               do.

          7.4 At any time after 19 January 1997 but before 19 April 1997 the Purchaser may by notice in writing require the Vendors or ESL to take transfer 7 days after the date of the notice of the Purchaser's right title and interest in any of the Debtors or ESL Book Debts which then remains uncollected in consideration of the Vendors or ESL paying to the Purchaser the sum derived by application of the formula




Page 22
               x - (y + z)

          where

          `x' represents the value ascribed to that Debtor or ESL
          Book Debts in the Final Balance Sheet taking into account any applicable provision;


          `y' represents the amount realised in respect of that Debtor or ESL Book Debt since the Effective Date;


          `z' represents the anticipated liability of the Vendors or ESL to stamp duty relative to the said transfer and in the event of any such transfer being effected the Purchaser shall immediately deliver to the Vendors or ESL such documents (other than this agreement) then in its possession as prove title to the Debtor or ESL Book Debt in question.

          7.5 In the event of delay by the Vendors or ESL in remitting sums referred to in clauses 7.3 or 7.4 the Vendors or ESL shall pay interest (before as well as after judgement) on the sums due and unpaid until the date of actual payment at the rate of 3% per annum above the base rate of National Westminster Bank Plc for the time being prevailing.


8    Obligations Assumed


     8.1 On the Completion Date and subject to the terms and conditions of this agreement the Purchaser assumes and agrees to pay, perform and discharge as and when due and to indemnify and hold harmless the Vendors from and against any and all losses, costs, liabilities and expenses arising out of or in connection with the following liabilities and obligations of the Vendors (the "Assumed Liabilities"):-

          8.1.1     the Creditors;





Page 23

          8.1.2 the liabilities of the Vendors (including liabilities in respect of Taxation) to the extent that the same are reserved against on the Final Balance Sheet;

          8.1.3 all obligations of the Vendors under any of the Contracts other than obligations forming part of the Air Products Liability or the GTC
                    Liability;

          8.1.4     any and all Product Liabilities; and

          8.1.5 any and all Product Warranty Liabilities relative to goods delivered or services performed by either of the Vendors in the course of the Business prior to the Effective Date.

          8.2 The Vendors hereby undertake to pay and discharge and also to indemnify and hold harmless the Purchaser from and against any and all losses, costs, liabilities and expenses and the Purchaser shall not assume or become responsible for any liability, obligation, commitment or expense of the Vendors of any kind known or unknown now existing or hereafter arising from the following (the "Excluded Liabilities"):-

          8.2.1 any liabilities or obligations arising out of or relating to the Excluded Assets, the Air
                    Products Liability, the GTC Liability and the
                    Howmet Liability;

          8.2.2 any liabilities or obligations of the Vendors relating to or arising out of operation or ownership of the Business prior to the Effective Date but excluding any liabilities or obligations which the Purchaser has expressly agreed to assume under this agreement;

          8.2.3 any liabilities or obligations of the Vendors in respect of costs relating to or arising out of the sale effected hereunder.

          8.3 The Purchaser hereby undertakes to pay and discharge and also to indemnify and hold harmless the Vendors from and against any and all losses, costs, liabilities



Page 24
          and expenses and the Vendors shall not assume or become responsible for any liability, obligation, commitment or expense of the Purchaser of any kind known or unknown arising from any liabilities or obligations of the Purchaser relating to or arising out of the operation of the Business from the Effective Date.

          8.4 The Vendors and the Purchaser acknowledge that their respective obligations relative to the Employees shall be governed only by clauses 8.1.2 and 9 notwithstanding any other provision of this agreement.

          8.5 The provisions of Schedule 9 shall apply in relation to Clean-up (as defined in that Schedule).

          8.6 The Vendors shall indemnify and hold harmless the Purchaser from and against all losses, cost, liabilities and expenses, in the event that the Valuation Principles do not accord (other than as identified in Schedule 10) with those accounting principles applied in the preparation of the Accounts.


9    Employees

          9.1 The Purchaser will indemnify and hold harmless the Vendors against all claims, actions, proceedings, costs, demands, interest or liabilities arising directly or indirectly from any failure on the part of the Purchaser to comply with its obligations under Regulation 10 relative to information requested of it by the Vendors.

          9.2 The parties acknowledge that the transfer of the Business effected hereby is governed by the Regulations and in accordance with the Regulations, the contracts of employment of the Employees shall be transferred to the Purchaser with effect from the Completion Date.

          9.3 The Purchaser shall indemnify and hold harmless the Vendors from all actions, proceedings, costs, claims, demands, interest or liabilities arising directly or indirectly from any action or omission of the Purchaser in respect of the Regulations on or after the Completion Date.

          9.4 Except as provided by Clause 9.1, the Vendors shall indemnify and hold harmless the Purchaser from all


Page 25
          actions, proceedings, costs, claims, demands, interest or liabilities arising directly or indirectly from any action or omission of the Vendors in respect of the Regulations on or before the Completion Date.

          9.5 If any contract of employment between the Vendors and any Excluded Employee has effect between such Excluded Employee and the Purchaser as a result of the operation of the Regulations then:-

          9.5.1 the Purchaser shall notify the Vendors within 14 days of the Purchaser becoming aware that the Regulations apply to such Excluded
                    Employee;

          9.5.2 the Purchaser may within 14 days of providing the notification referred to in Clause 9.5.1 give notice to terminate such Excluded
                    Employee's contract of employment; and

          9.5.3 the Vendors shall keep the Purchaser fully indemnified in respect of such termination and against any such sums payable to or in relation to such person in respect of his employment by the Vendors prior to Completion or by the Purchaser from Completion to the date of such termination provided always that in effecting such termination the Purchaser shall consult with and comply with any reasonable request of the Vendors.

          9.6 The Purchaser shall keep the Vendors fully indemnified in respect of:-

          9.6.1 any change in the working conditions of the Employees occurring after the Completion Date including the change in the identity of their employer occurring on or after the Completion Date.

          9.6.2 any breach by the Purchaser of any obligation under or in connection with any contract of employment of any of the Employees after the Completion Date;

          9.6.3     any tortious act including any act of
                    negligence of the Purchaser in relation to any of the Employees after the Completion
                    Date;

Page 26

          9.6.4 any claim brought by any Employee after the Completion Date under the Equal Pay Act 1970 the Equal Pay Directive and Article 119 of the Treaty of Rome provided that the Purchaser only indemnifies the Vendors in respect of that proportion of the liability computed on a pro rata temporary basis that is referable to the period when that Employee was in the employment of the Purchaser or any member of the Purchaser's Group;

          9.6.5 any act or omission of the Vendors which is effected or carried out or has occurred at the written direction or request of the Purchaser prior to the Completion Date and for the purposes of this clause and clause 8.4 and
          Schedule 7 only the word "Employee" shall also include those Excluded Employees who become and remain employees of the Purchaser by virtue of the Purchaser electing not to serve notice terminating their employment within the 14 day period referred to in Clause 9.5.2.

          9.7 The Vendors shall keep the Purchaser fully indemnified in respect of:-

          9.7.1 any breach by the Vendors of any obligation under or in connection with any contract of employment of any of the Employees before the Completion Date;

          9.7.2     any tortious act including any act of
                    negligence of the Vendors in relation to any of the Employees before the Completion Date;

          9.7.3 any claim brought by any Employee after the Completion Date under the Equal Pay Act 1970 the Equal Pay Directive and Article 119 of the Treaty of Rome provided that the Vendors only indemnify the Purchaser in respect of that proportion of the liability computed on a pro rata temporary basis that is referable to the period when that Employee was in the employment of the Vendor or any member of the Vendors' Group;



Page 27

          9.7.4     any claim brought by C Simon, A Fordham or G
                    S Pooni in respect of his employment in the Business;

          9.7.5     any claim brought by either I MacGregor or P
                    T Whitson in respect of his employment by the Vendor or the Purchaser in the Business provided always that:-

               9.7.5.1   the Purchaser does not issue any notice
                         terminating such employment until the
                         earliest of

                         (i)       the first anniversary of the
                                Completion Date;
                         (ii)      the date on which the trustee
                                of the T&N Retirement Benefit
                                Scheme (1989) confirms the
                                eligibility of I MacGregor or as
                                the case may be P T Whitson for
                                ill health early retirement under
                                the rules of that scheme; and
                         (iii)  the date on which such notice of
                                termination would have been
                                issued as a result of adopting a
                                practice after Completion
                                consistent with the Vendors'
                                habitual practice prior to
                                Completion when considering the
                                action to be taken in respect of
                                employees who have been absent
                                from working in the Business for
                                an extended period for the
                                alleged reason of ill-health;

               9.7.5.2   in effecting any such termination the
                         Purchaser consults with and complies
                         with any reasonable request of the
                         Vendors;

          9.7.6     any claim made by either K MacRae or S
                    Walmsley in the event of the Purchaser
                    terminating his employment in the Business on the grounds of incapacity provided always that:-

               9.7.6.1   the decision to effect such a
                         termination has been reached in a manner consistent with the Vendors habitual

Page 28
                         practice prior to Completion when
                         considering the action to be taken in
                         respect of employees who have been
                         absent from working in the Business for
                         an extended period for the alleged
                         reason of ill health;

               9.7.6.2   in effecting any such termination the
                         Purchaser consults with and complies
                         with any reasonable request of the
                         Vendors.

          9.8 The Vendors and the Purchaser agree with each other that the provisions of Schedule 7 (pensions) shall apply.

10.  Title and Contracts

          10.1 The Vendors shall take all reasonable steps and co-operate fully with the Purchaser to ensure that it obtains the full benefit of the Business and Assets and if after the Completion Date the Vendors are requested by the Purchaser they shall (in so far as the Vendors are able to do so) at their own expense (other than where the expense relates to the subject matter of the Patent Assignments or the Trade Mark Assignment or any documents conveying title to the Properties) execute such documents and take such other steps (or procure other necessary parties so to do) as are necessary or appropriate for vesting in the Purchaser all its rights and interests in the Assets.

          10.2 Insofar as the Assets comprise the benefit of Contracts which cannot effectively be assigned to the Purchaser without the consent of a third party or except by an agreement of novation:

          10.2.1 the Vendors and the Purchaser shall (at the Vendors' expense) use all reasonable endeavours to obtain consent or to procure a novation (but shall not amend the contract or commit the Purchaser to pay additional sums without the consent of Purchaser);

          10.2.2 unless and until consent is obtained or the Contracts are novated the Purchaser shall, for its own benefit and to the extent that the Contracts permit, perform on behalf of


Page 29
                    the Vendors (but at the Vendors' expense) all the obligations of the Vendors arising after the Completion Date and indemnify the Vendors against all reasonable costs, proceedings, claims, demands and expenses which may be incurred by the Vendors as a result of any failure on the part of the Purchaser to perform or comply with any such obligation of the Vendors which falls to be performed after the Completion Date. The Vendors shall co-operate fully with the Purchaser so as to provide to the Purchaser the benefit of the Contracts.

11.  Warranties by the Vendors

          11.1 The Vendors warrant to the Purchaser that save as set out in the Disclosure Letter the Warranties are true and fairly represent the matters to which they relate

          11.2 Where any Warranty refers to the knowledge, information, awareness or belief of the Vendors, the Vendors undertake that they have made due and careful enquiry into the subject matter of the Warranty. For the purposes of this agreement, "due and careful enquiry" means that the Vendors have made enquiries of Mr P J Worsley, Mr M Larner, D M Pawlowski, A G McMahon, I Dorman, J Rhodes and D C Pratt who are aware or ought to be aware of the subject matter of the Warranty.

          11.3 The Purchaser acknowledges and agrees that:

                         11.3.1    The Warranties are the only
                    representations, warranties or other
                    assurances of any kind given by the Vendors on which the Purchaser may rely in bringing a claim under the Warranties;

                         11.3.2    Save for the Warranties, the
                    Vendors' replies to the Purchaser's pre
                    contract enquiries about the Properties as attached to the Disclosure Letter and other contractual obligations of the Vendors made in this Agreement, no expression of opinion, promise or forecast made by or on behalf of the Vendors may form the basis of or be pleaded in connection with any claim by the Purchaser under or in connection with this agreement; and
Page 30

                         11.3.3    Any claims by the Purchaser or
                    any person deriving title from the Purchaser in connection with the Warranties shall be subject to the provisions of this Clause 11.

          11.4 The maximum aggregate liability of the Vendors in respect of all breaches of the Warranties (other than the Environmental
          Warranties) shall not in any event exceed the sum of 27,000,000 GBP.

          11.5 No claim arising out of the Warranties (other than the Environmental Warranties) will lie against the Vendors unless the total amount of the liability of the Vendors relative to such claims in aggregate exceeds 250,000 GBP in which event the Vendors shall be liable for the whole amount and not merely the excess over 250,000 GBP.

          11.6 The Vendors shall be under no liability hereunder (other than in respect of the Environmental Warranties) unless the Vendors shall have been given written notice by the Purchaser within twenty-four months of the Completion Date stating in reasonable detail the grounds for such liability.

          11.7 In the event that the Purchaser shall be in receipt of any claim which in the reasonable opinion of the Purchaser may constitute or give rise to any liability hereunder the Purchaser shall:

                         11.7.1    as soon as practicable notify
                    the Vendors giving full details so far as practicable of the circumstances or the grounds for any claim or potential claim;

                         11.7.2    thereafter keep the Vendors
                    notified of all material developments thereto and, on request, supply the Vendors with copies of all relevant correspondence relating thereto; and

                         11.7.3    not settle or compromise any
                    such claim without the prior written consent of the Vendors such consent not to be unreasonably withheld or delayed.

          11.8 The Purchaser shall take subject to being reasonably satisfied as to security for costs such action as the


Page 31

          Vendors may reasonably request to avoid, dispute, resist, compromise or defend any claim, threat or demand which may give rise to any claim against the Vendors or either of them hereunder.


     11.9 The Vendors shall not be liable in respect of any claim for breach of the Warranties to the extent that the same is capable of remedy by the Vendors unless the Purchaser shall first afford to the Vendors such opportunity as is reasonable to remedy the breach complained of and the Vendors shall have failed to do so within 30 days after being notified of the complaint provided always that for the avoidance of doubt this clause shall not preclude the Purchaser's giving of notice under Clause 11.6.

    11.10 The Vendors have no liability under the Warranties to the extent that any claim or the events giving rise to
          any claim are due to, or are increased, exacerbated,
          enhanced or caused by:-

                         11.10.1   any act, omission or
                    transaction carried out by or on behalf of the Purchaser (including any change in the nature of the Business or in the manner of conducting the same) after the Completion Date; and

                         11.10.2   the Purchaser failing to
                    reduce or mitigate any loss in relation to any claim in respect of any breach of any of the Warranties;

                         11.10.3   the passing of or any change
                    in, any legislation after the Completion Date or any change in the accounting policy or practice of the Business after the Completion Date.

    11.11 The Vendors shall have no liability under the Warranties to the extent that the claim or the events giving rise to the claim are covered by a provision in the Final Balance Sheet but where the value of the claim exceeds such provision the Vendors shall have such a liability relative to the excess.

    11.12 If any breach or any claim arising under the Warranties shall arise by reason of some liability which at the time the breach is notified to the Vendors is



    Page 32
          contingent only, then the Vendors shall not be under any obligation to make any payment to the Purchaser thereunder until such time as the contingent liability ceases to be contingent.

    11.13 Where in relation to any matter which has been the subject of any claim hereunder against the Vendors by the Purchaser resulting in the Vendors making payment to the Purchaser and the Purchaser subsequently recovering any sum from a third party (including an insurer) the Purchaser shall repay forthwith to the Vendors any sums paid by them (less any reasonable costs and expenses incurred by the Purchaser in recovering any sum) in respect of such claim (or an appropriate part thereof). In the event of a delay by the Purchaser to remit such sums as referred to in this clause 11.13 the Purchaser shall pay interest (before as well as after judgment) on the sums due and unpaid until the date of actual payment at the rate of 3% per annum above the base rate of the National Westminster Bank plc for the time being prevailing.

    11.14 The Vendors and the Purchaser hereby relinquish and waive any rights of set-off or retention which they might otherwise have in respect of any claim against or out of any payments whatsoever which either party is or may be obliged to make or procure to be made to the other pursuant to this agreement.

    11.15 The amount of any successful claim against the Vendors under this agreement shall constitute or be deemed to constitute a reduction in the cash element of the Consideration and shall in particular serve to reduce that part of the cash element of the Consideration allocated under clause 3.3 to the Asset to which the subject matter of the claim most closely relates.

    11.16 The Purchaser shall not be entitled to recover damages or obtain reimbursement, restitution or indemnity more than once in respect of any one shortfall, damage, deficiency or breach provided always that this clause shall not prevent the Purchaser recovering damages or obtaining reimbursement restitution or indemnity in respect of any increased shortfall, damage, deficiency or breach arising from the same event.

    11.17 The Purchaser confirms that it does not have actual knowledge of any circumstance or event which in the opinion of the Purchaser gives rise at the date hereof

Page 33
          to any claim against the Vendors under the Warranties provided always that in making this statement the Purchaser shall not be required to have carried out or made investigations, enquiries or searches in respect of the Business, the Assets or Employees.

    11.18 The Purchaser having acknowledged that the only
          Warranties to be given in respect of Clean-up and Environmental Laws are the Environmental Warranties, no other Warranty applies to those matters notwithstanding that on its face and in the absence of this Clause 11.18 it might be construed so to apply.

    11.19 Notwithstanding any other provision of this agreement, in respect of the Environmental Warranties the limitations contained in Schedule 9 relative to the Vendors' liability in respect of Clean-up shall apply to the Vendors' liability in respect of breach of the Environmental Warranties as if repeated herein mutatis mutandis.

    11.20 The rights and remedies of the Purchaser in respect of a breach of the Warranties shall not be affected by and in calculating the damages which may be recovered thereunder the amount of the Consideration attributed to each of the Assets in clause 3.3 shall be disregarded and account shall be taken of the fact that the purchase of the Business is on the basis that it is a going concern.

    11.21 The terms of the preceding provisions of this clause 11 shall be deemed repeated mutatis mutandis in respect of any claim made by the Purchaser against the Vendors for misrepresentation or negligent misstatement relative to the Warranties (except that this clause will not apply in the case of fraudulent misrepresentation).

12.  Future activities

          12.1 For the purpose of assuring to the Purchaser the full benefit of the Business but subject to the provisions of clause 12.2 the Vendors agree with the Purchaser that:

                         12.1.1    it shall not at any time after
                    the date hereof disclose to any person or use for any purpose and shall use all reasonable



Page 34
                    endeavors to prevent the publication or
                    disclosure of any confidential information concerning the Business;

                         12.1.2    it shall not for a period of 2
                    years after the date hereof either on its own account or through any other person directly or indirectly solicit, interfere with or endeavour to entice away from the Purchaser any person who is now or has during the two years preceding the date hereof, been a client or customer of AETC in relation to the Business;

                         12.1.3    it shall not for a period of 2
                    years after the date hereof without the
                    Purchaser's prior written consent directly or indirectly engage in any activity which is substantially the same as the Business or any material part thereof as it is now carried on in any country where AETC is or has been engaged in any business activity provided that nothing herein shall prevent any subsidiary of T&N from carrying on the business presently carried on by it other than the Business;

                         12.1.4    it shall not for a period of 2
                    years after the date hereof either on its own account or through any other person directly or indirectly solicit, interfere with or endeavour to entice away from the Purchaser any person who is an Employee or has during the 6 months preceding the date hereof been an employee of AETC in relation to the Business provided that this shall not prevent the Vendors seeking to recruit employees by the publication of general advertisements;

                         12.1.5    AETC shall and T&N shall
                    procure that any Subsidiary incorporating in its name the words "AE Turbine Components" shall with effect from the Completion Date change their name to a name which does not suggest a connection with the Purchaser or trade under such name provided always that this clause





Page 35
                    shall not prevent AETC, T&N or any of their Subsidiaries using a name incorporating the words `AE' provided that such names shall not in addition include the words `Turbine
                    Components'.

          12.2 The Purchaser and the Vendors agree that nothing in Clause 12.1 shall prevent the Vendors from:

                         12.2.1    acquiring any company, firm or
                    business, part of whose business is directly or indirectly competitive with the Business, provided that as a result of that acquisition the Vendors do not acquire a business that is a material competitor of the Business;

                         12.2.2    soliciting or contacting any
                    person, firm or company who is now or has been, during the two years preceding the Completion Date, a client or customer of the Vendors in relation to the Business, if such client or customer is contacted by the Vendors or any subsidiary of T & N for the purpose of any business other than business which is directly or indirectly competitive with the Business.

          12.3 The Vendors shall after the Completion Date promptly refer to the Purchaser all enquiries relating to the Business, including enquiries or orders for any stocks, spares, parts, accessories and other equipment manufactured or sold in connection with the Business, which the Vendors may in future receive.

13.  Business Records

          13.1 The Purchaser shall make available to the Vendors the books and records (or copies of relevant parts thereof) which are delivered to the Purchaser (or as directed by the Purchaser) under this agreement for inspection with the right to take and retain copies by representatives of the Vendors for any proper purpose (including the preparation of year end accounts and tax returns) during business hours on reasonable advance notice being given for a period of six years from the Completion Date (or such longer period as the same are required to be retained under applicable law).

          13.2 After the Completion Date, the Purchaser shall on reasonable notice make available to the Vendors (or as it may direct) the assistance of such of the Employees
Page 36
          and any other employee or former employee of the Vendors' Group then in the employment of the Purchaser as the Vendors may reasonably require in connection with the conduct, mediation or negotiation of matters to avoid, or run in tandem with, proceedings by or against third parties against or by any of the Vendors or ESL and of which such employees have particular knowledge by virtue of their involvement in the matter giving rise to such proceedings or otherwise in connection with the tax returns and month or year-end accounting information of the Vendors' Group.

          13.3 The obligation of the Purchaser to make available to the Vendors any of its employees shall be subject to the Vendors having agreed in terms acceptable to the Purchaser to compensate the Purchaser in respect of the full cost of salary and other benefits of the Purchaser's employees involved for every half day or substantial part thereof in so assisting.

          13.4 The Vendors shall make available to the Purchaser the books and records forming part of the Excluded Assets (or copies of relevant parts thereof) which as such are retained by the Vendors under this agreement for inspection with the right to take and retain copies by representatives of the Purchaser for any proper purpose during business hours on reasonable advance notice being given for a period of six years from the Completion Date (or such longer period as the same are required to be retained under applicable law).

14.  Announcements

          14.1 No announcement of any kind shall be made in respect of the subject matter of this agreement except as specifically agreed between the parties hereto or if an announcement is required by the Stock Exchange, the New York Stock Exchange, or by the securities laws of the United States of America. Any announcement by either party shall in any event be issued only after prior consultation with the other.

15.  Costs

          15.1 All expenses incurred by or on behalf of the parties, including all fees of agents, solicitors, accountants and actuaries employed by either of the parties in connection with the negotiation, preparation and execution of this agreement shall be borne solely by the party which incurred them.
Page 37

16.  Communications

          16.1 All communications between the parties with respect to this agreement shall be in writing and delivered by hand or sent by first-class post (in respect of an address in the United Kingdom) or international courier (in respect of an overseas address) to the address of the addressee as set out in this agreement, or to such other address as the addressee may from time to time have notified for the purpose of this clause, or sent by facsimile.

          16.2 Communications shall be deemed to have been received:

                         16.2.1    if sent by first class post: 2
                    business days after posting exclusive of the day of posting;

                         16.2.2    if sent by international
                    courier: 5 business days after delivery to the international courier excluding of the day of such delivery;

                         16.2.3    if delivered by hand: on the
                    day of delivery;

                         16.2.4    if sent by facsimile: at the
                    time of transmission provided that the sender obtains a transmission confirmation and despatches a hard copy of the facsimile by courier to the address of the recipient within 24 hours.

          16.3 In proving service:

                         16.3.1    by delivery by hand: it shall
                    be necessary only to produce a receipt for the communication signed by or on behalf of the addressee;

                         16.3.2    by post: it shall be necessary
                    only to prove that the communication was contained in an envelope which was duly addressed and posted in accordance with this clause;

                         16.3.3    by fax: it shall be necessary
                    only to prove a transmission confirmation and the fact that





Page 38
                    the subsequent hard copy was contained in an envelope which was duly addressed and delivered to a courier in accordance with this clause.

17.  Entire agreement and schedules

     17.1 This agreement, the Schedules, the Disclosure Letter, the documents in the Agreed Terms, and all agreements entered, or to be entered into, pursuant to the terms of this agreement:-

                         17.1.1    together constitute the entire
                    agreement and understanding between the
                    parties with respect to the subject matter of this agreement; and

                         17.1.2    (in relation to each subject
                    matter) supersede all prior discussions, understandings and agreements between the parties and their agents (or any of them) and all prior representations and expressions of opinion by any party (or its agent) to any other party (or its agent);

               and there shall be expressly excluded (insofar as they can be in law) the application of any implied terms, conditions or warranties under the Sale of Goods Act 1979 (as amended by the Sale and Supply of Goods Act 1994) and the Supply of Goods and Services Act 1982 or otherwise.

          17.2 Any remedy conferred on the Purchaser by this agreement for breach of this Agreement shall be in addition and without prejudice to all other rights and remedies available to it and the exercise of or failure to exercise or any delay in exercising any remedy shall not constitute a waiver by the Purchaser of any of its rights and remedies provided always that:-

                         17.2.1    the Purchaser warrants and
                    acknowledges to the Vendors that it has not been induced to enter into this agreement by any representation or warranty other than the Warranties (as qualified by the Disclosure Letter) and the Vendors' replies to the Purchaser's pre contract enquiries about the Properties as attached to the Disclosure Letter;

Page 39

                         17.2.2    the Purchaser agrees that it
                    will have no remedy (whether under the
                    Misrepresentation Act 1967, the law of tort, in negligence or otherwise) in respect of any representation made to it by or on behalf of either of the Vendors which is or may be untrue, inaccurate or misleading and upon which the Purchaser might have relied in entering into this agreement except to the extent that such misrepresentation was made fraudulently or was contained in the Warranties (as qualified by the Disclosure Letter) or elsewhere in this agreement in which case (and in the absence of fraud) the Purchaser's sole remedy shall be for breach of contract and subject to the limitations set out in clauses 11.1 - 11.19 (inclusive);

                         17.2.3    in the absence of fraud on the
                    part of either of the Vendors the Purchaser shall not in any event be entitled to rescind this Agreement following the Completion Date.

          17.3 The Vendors warrant and acknowledge to and agree with the Purchaser in the terms of clause 17.2.1,
          17.2.2 and 17.2.3 mutatis mutandis (excluding the reference to clause 11.1 - 11.19). Each party to this Agreement acknowledges and agrees for the purposes of the Misrepresentation Act 1967 that the provisions of this clause 17 and of clause 11 are fair and reasonable in the circumstances.

          17.4 All the Schedules form part of this agreement.

          17.5 This agreement shall be binding upon each party's successors and assigns.

          17.6 The benefit of this agreement shall not be assignable by any party to this agreement other than, in the case of the Vendors, to any member of the Vendors' Group and, in the case of the Purchaser, to any member of the Purchaser's Group. Any party effecting such an assignment shall notify all other parties in writing as soon as practicable.

          17.7 No variation of the provisions of this agreement shall be effective unless effected in writing signed by or on behalf of each of the parties hereto and in terms which include an extension of the guarantee given by PCC in clause 20 to the said provisions as varied.
Page 40

18.  Invalidity

          18.1 If any term or provision in this agreement shall in whole or in part be held to any extent to be illegal or unenforceable under any enactment or rule of law, that term or provision or part shall to that extent be deemed not to form part of this agreement and the enforceability of the remainder of this agreement shall not be affected.

19.  Restrictive Trade Practice Act 1976

          19.1 If any provision of this agreement is registerable under the Restrictive Trade Practices Act 1976, such provisions shall not take affect until this agreement shall have been so registered. The Vendors shall at the request of the Purchaser take such reasonable steps as are necessary to enable the Purchaser to comply with the requirements of the Office of Fair Trading to register this agreement (if registerable) pursuant to the Restrictive Trade Practices Act 1976.

20.  PCC Guarantee

          20.1 In consideration of the Vendors entering into this agreement and at the request of the Purchaser PCC irrevocably and unconditionally guarantees the due and punctual payment performance and observance by the Purchaser of its obligations commitments and undertakings under this agreement (other than those set out in Clause 5) and irrevocably and unconditionally agrees with the Vendors (for themselves and as trustee for any other relevant member of the Vendors' Group) that if the Purchaser shall fail in any respect to fulfil any of its said obligations commitments and undertakings PCC shall indemnify the Vendors and any such member of the Vendors' Group against and in respect of such failure to the intent that the Vendors shall be at liberty to act and PCC shall be liable in all respects as if PCC was the party principally bound by such obligations commitments and undertakings notwithstanding the winding up liquidation dissolution or any change in the status control or ownership of the Purchaser or the rendering invalid illegal or unenforceable of any provision of this agreement by a change in the law occurring after Completion.

          20.2 The guarantee contained in clause 20.1 is a continuing guarantee and shall remain in force until the expiry of seven months after all obligations of the Purchaser
Page 41
          under this agreement have been fully performed and all sums payable by the Purchaser have been fully paid.

          20.3 PCC shall have the benefit of all of the provisions of this agreement limiting or restricting the liability of the Purchaser and shall be entitled to contest its liability under this guarantee on the grounds that the Purchaser has not failed in any respect to fulfil its obligations commitments and undertakings under this agreement but the obligations of PCC under this guarantee shall not be affected by any act omission matter or thing which but for this provision might operate to release or otherwise exonerate PCC from its obligations or affect such obligations including without limitation whether or not known to PCC:-

                         20.3.1    any time indulgence waiver or
                    consent at any time given to the Purchaser or any other person or any forbearance neglect or delay in seeking performance of the relevant obligations;

                         20.3.2    any compromise or release of
                    or abstention from perfecting or enforcing any rights or remedies against the Purchaser or any other person;

                         20.3.3    any legal limitation
                    disability incapacity or other circumstance relating to the Purchaser or any other person.

          20.4 The guarantee contained in this clause 20 may be enforced by the Vendors against PCC without first having to take any proceedings against the Purchaser provided always that the Vendors shall have taken reasonable steps against the Purchaser falling short of proceedings before seeking to enforce the said guarantee other than where so to do would in the reasonable opinion of the Vendors formed in good faith reduce or otherwise jeopardize the likelihood of obtaining full recovery from PCC under the said guarantee.

21.  Interim Period

          21.1 With effect from the Effective Date the Vendors and where appropriate ESL shall be treated as having carried on the Business for the account of the Purchaser. Accordingly during the Interim Period but

Page 42
          subject to the Vendors' rights to the Excluded Assets and obligations relative to the Excluded Liabilities all fixed assets and stocks purchased or sold, cash received or paid, and receivables, expenses (both capital and revenue) accounts payable and liabilities in each case arising or created in relation to the Business shall be for the account of the Purchaser (including any cash payments made to or accounts payable arising in respect of the Permitted Head Office Services). Without limiting the effect of the foregoing to the extent that the aggregate cash received by or on behalf of the Vendors and ESL in the course of carrying on the Business during the Interim Period disregarding any cash receipts referable to the Excluded Assets;

                         21.1.1    exceeds the aggregate cash
                    paid by or on behalf of the Vendors and ESL in the course of carrying on the Business during the Interim Period disregarding any cash payments referable to the Excluded Liabilities a payment shall be made by the Vendors to the Purchaser in accordance with clause 21.8 equal to such excess; or

                         21.1.2    falls short of the aggregate
                    cash paid by or on behalf of the Vendors and ESL in the course of carrying on the Business during the Interim Period disregarding any cash payments referable to the Excluded Liabilities a payment shall be made by the Purchaser to the Vendors in accordance with clause 21.8 equal to such shortfall.

          21.2 No later than 15 September 1996 the Purchaser will submit to the Vendors a statement (the "Cash Statement") showing on a cash book basis cash receipts and cash payments made to or by the Vendors or ESL in the course of carrying on the Business during the Interim Period such statement to show which of the cash receipts relate to the Excluded Assets and which do not and which of the cash payments relate to the Excluded Liabilities and which do not.

          21.3 To the extent that VAT Outputs (as defined in clause 21.4) exceed VAT Inputs (as similarly defined) during the Interim Period a payment shall be made by the Purchaser to the Vendors in accordance with clause 21.8 equal to such excess but to the extent that

Page 43

          VAT Outputs (as defined in clause 21.4) fall short of VAT Inputs (as similarly defined) during the Interim Period a payment shall be made by the Vendors to the Purchaser in accordance with clause 21.8 equal to such shortfall.

          21.4 No later than 15 September 1996 the Purchaser shall prepare and submit to the Vendors for review a statement (the "VAT Statement") showing the amount of Output Tax (as defined in Value Added Tax Act 1994
          Section 24 (2)) on supplies made by the Vendors and acquisitions of goods from the Vendors in the course of the Business during the Interim Period (the "VAT Outputs") and the amount of Input Tax (as defined in Value Added Tax Act 1994 Section 24 (1)) on supplies made to the Vendors and acquisitions and importations of goods made by the Vendors in the course of the Business during the Interim Period (the "VAT Inputs").

          21.5 If the Vendors do not agree either the Cash Statement or the VAT Statement and any disagreement has not been resolved within 30 days of their receipt of such statement either party may refer the matter or matters in relation to which there is a disagreement to the Independent Accounting Firm (as defined in clause 4.2) which firm shall be instructed to determine such matter or matters as soon as practicable and which firm shall act and whose fees shall be borne as if clause 4.2 were here repeated mutatis mutandis.

          21.6 For the purposes of clause 21.5 and its references to the Independent Accounting Firm clause 4.3 shall apply mutatis mutandis.

          21.7 If at any time after delivery of either the Cash Statement or the VAT Statement in accordance with clauses 21.2 and 21.4 respectively it is agreed by the Vendors and the Purchaser that the amount owing by one to the other in connection with that statement exceeds a particular sum but the amount of such excess is not agreed a payment on account shall be payable by one to the other equal to the aggregate of such sum and that portion of the excess as can be agreed.

          21.8 Any sum shown by either the Cash Statement or the VAT Statement to be owing by one party to the other and any sum the subject of clause 21.7 shall be paid within


Page 44
          five days after agreement or determination as the case may be and shall carry interest accruing at the rate of 1% per annum above the base lending rate for the time being of National Westminster Bank plc from and including the Effective Date to the earlier of but excluding the due date for payment and the date of payment. Any sum remaining unpaid as at the due date for payment shall thereafter carry interest accruing at the rate of 3% per annum above the base lending rate for the time being of National Westminster Bank plc from and including the due date for payment to but excluding the date of actual payment (whether before or after any judgement).

          21.9 In order to facilitate the Vendors' review of each of the Cash Statement and the VAT Statement the Purchaser will provide to the Vendors:-

                         21.9.1    full access to those working
                    papers of the Purchaser and of any accountant or adviser engaged by it; and

                         21.9.2    reasonable access during
                    normal working hours on prior notice having been given to any employee of the Purchaser or PCC who has been engaged in the preparation of the Cash Statement or the VAT Statement of whom the Vendors wish to raise queries in each case relative to the preparation of the Cash
          Statement or the VAT Statement.

                    21.10     Any cash payment made or received
               by the Vendors or ESL in foreign currency during the Interim Period relative to a non-cash asset or liability appearing in the Final Balance Sheet shall be for the purposes of the preparation of the Cash Statement converted into pounds sterling at the rate prescribed in paragraph 4.1 of
               Schedule 8.  Otherwise cash payments made or
               received by the Vendors or ESL in foreign currency during the Interim Period shall be for the purposes of the preparation of the Cash Statement converted into pounds sterling at the rate actually used by the Vendors or ESL when effecting that conversion.




Page 45

22.  Conduct of Matters The Subject of Indemnification

          22.1 For the purposes of this clause 22 the party providing any indemnity under the terms of this agreement shall be referred to as the "Indemnifying Party" and the party benefiting from that indemnity shall be referred to as the "Indemnified Party".

          22.2 If either the Indemnified Party or the Indemnifying Party becomes aware of any claim or action of a third party in respect of which either may have recourse against the other under this agreement (a "Third Party Claim") it shall as soon as reasonably practicable inform the other in writing and in reasonable detail of that third party claim.

          22.3 The Indemnified Party shall take or shall procure that the relevant member of its Group shall take such action as the Indemnifying Party may reasonably require in relation to that Third Party Claim including doing or omitting to do all such things as would or might in similar circumstances in accordance with the normal practice of the business affected by the subject matter of that Third Party Claim have been done by the Indemnifying Party but not so that the Indemnified Party shall be required to do or omit from doing any act or to procure that the relevant member of its Group does or omits from doing any act where such act or omission would on a balance of probabilities damage any trading relationship or goodwill of the business concerned to a disproportionate extent having regard to the magnitude of that Third Party Claim.

          22.4 The Indemnifying Party shall keep the Indemnified
          Party fully indemnified in respect of any action including doing or omitting to do anything required by the Indemnifying Party pursuant to clause 22.3.

          22.5 The Indemnified Party will keep the Indemnifying
          Party informed as to the action being taken in connection with any Third Party Claim.

          22.6 If the Indemnified Party or any member of its Group is or becomes entitled to recover from some person any monies loss or damage in relation to the matter giving rise to a Third Party Claim whether or not the Indemnified Party has already been indemnified in relation to that claim by the Indemnifying Party the


Page 46

          Indemnified Party shall use or procure that any relevant member of its Group shall use all its reasonable endeavors to enforce such right of recovery including doing or omitting to do all such things as would or might in similar circumstances in accordance with the normal practice of the business affected by that Third Party Claim have been done by or on behalf of the Indemnifying Party but not so that the Indemnified Party shall (other than in the case of action involving insurers) be required to do or omit from doing any act or to procure that the relevant member of its Group does or omits from doing any act where such act or omission would on a balance of probabilities damage any trading relationship or goodwill of the business concerned to a disproportionate extent having regard to the magnitude of the Third Party Claim.

          22.7 Neither the Indemnified Party nor any member of its Group shall settle or discharge any Third Party Claim without the prior written consent of the Indemnifying Party unless settlement or discharge of that Third Party Claim is necessary on the balance of probabilities to avoid damage to any trading relationship or goodwill of the business concerned to a disproportionate extent having regard to the magnitude of the Third Party Claim.

          22.8 In the event that recovery is made by the Indemnified Party or a member of its Group in relation to a matter giving rise to a claim for which the Indemnified Party or a member of its Group has already been indemnified by the Indemnifying Party the Indemnified Party shall procure payment to the Indemnifying Party of an amount equal to the lesser of:-

                         22.8.1    the amount recovered referable
                    to the Third Party Claim after deduction of all reasonable expenses of recovery (to the extent not recovered from the Third Party and for which recovery has not yet been made from the Indemnifying Party under this clause 22); and

                         22.8.2    the amount paid by the
                    Indemnifying Party in or towards discharge or settlement of that Third Party Claim within two working days of the Indemnified Party effecting such recovery and in the event of such

Page 47
          payment not being made the amount in question will bear interest at the rate of 3% per annum above the base lending rate of National Westminster Bank plc from time to time from and including the due date of payment to but excluding the date of payment in full (whether before or after any judgement).

          22.9 Any sum paid by the Vendors in order to indemnify the Purchaser under the terms of this agreement shall serve to reduce the cash element of the Consideration and shall in particular serve to reduce that part of the cash element of the Consideration allocated under clause 3.3 to the Asset to which the subject matter of the indemnity most closely relates.

23.  Taking of Stocks and ROT Stock

          23.1 The Vendors and the Purchaser agree and acknowledge that for the purposes of enabling preparation of the Effective Date Balance Sheet a physical taking of the stock-in-trade of the Business shall be carried out on the Stocktake Date and shall be used in conjunction with the records of the Business evidencing movements in the Business' stock-in-trade since the Effective Date to compute as nearly as possible the value of the Business' stock-in-trade at the Effective Date.

          23.2 The Purchaser undertakes to the Vendors that:-

                         23.2.1    until the Stocktake Date it
                    will deal with the Stocks and ROT Stock in the ordinary course of business and will maintain records of such dealings consistent with the habitual practice of the Vendors relative to stocks of the Business prior to Completion;

                         23.2.2    it will provide the Vendors
                    with at least three clear days prior notice in writing of the time at which taking of Stock and ROT Stock will commence on the Stocktake Date; and

                         23.2.3    it will allow the Vendors
                    their employees, agents, representatives and accountants






Page 48
                    unrestricted access to each of the Properties for the purposes of participating in the taking of Stocks and ROT Stock on the Stocktake Date.

24.                 Warranties of Purchaser

     24.1 The Purchaser is a company duly organised and validly existing under the laws of the United Kingdom.

          24.2 The Purchaser is entitled to and has the full corporate power and legal authority to enter into this agreement and carry out its terms, has taken all corporate action necessary to authorise the execution, delivery and performance of this agreement and has obtained all third party consents that are required by legislation currently in force.

          24.3 Except as expressly contemplated by this agreement neither the execution and delivery of this agreement by the Purchaser or any document entered into by the Purchaser in accordance with it, nor the consummation of the transactions contemplated by this agreement will:-

                         24.3.1    violate or conflict with any
                    provision of the Purchaser's memorandum or articles of association or other equivalent documents comprising its constitution;

                         24.3.2    violate any legislation
                    currently in force, judgement, order,
                    injunction, decree, rule or regulation
                    applicable to the Purchaser;

                         24.3.3    either alone or with the
                    giving of notice or the passage of time or both conflict with, constitute grounds for termination or acceleration of, result in the breach of the terms, conditions or provisions of or constitute a default under any agreement, instrument, licence or permit to which the Purchaser is a party.

25.  Warranties of PCC

          25.1 PCC is a company duly organised and validly existing under the laws of the State of Oregon, United
          States of America.


Page 49

          25.2 PCC is entitled to and has the full corporate power and legal authority to enter into this agreement and carry out its terms, has taken all corporate action necessary to authorise the execution, delivery and performance of this agreement and has obtained all third party consents that are required by legislation currently in force.

          25.3 Except as expressly contemplated by this agreement neither the execution and delivery of this agreement by PCC or any document entered into by PCC in accordance with it, nor the consummation of the transactions contemplated by this agreement will:-

                         25.3.1    violate or conflict with any
                    provision of PCC's memorandum or articles of association or other equivalent documents comprising its constitution;

                         25.3.2    violate any legislation
                    currently in force, judgement, order,
                    injunction, decree, rule or regulation
                    applicable to PCC;

                         25.3.3    either alone or with the
                    giving of notice or the passage of time or both conflict with constitute grounds for termination or acceleration of, result in the breach of the terms, conditions or provisions of or constitute a default under any agreement, instrument, licence or permit to which PCC is a party.

26.  Proper Law and Jurisdiction

          26.1 The construction, validity and performance of this agreement shall be governed by the laws of England and the parties hereto submit to the exclusive jurisdiction of the courts of England and Wales with the exception that in respect of clauses 20 and 25 the Vendors do not so submit.










Page 50

AS WITNESS whereof this agreement has been signed by parties the day and year first before written.

Signed by                          /s/ D.J. LUDLOW
a duly authorised attorney         ______________________________
T&N PLC                            D.J. Ludlow




Signed by                          /s/ D.J. LUDLOW
a duly authorised attorney         ______________________________
AE TURBINE COMPONENTS LIMITED      D.J. Ludlow



Signed by                          /s/ D.J. LUDLOW
a duly authorised attorney         ______________________________
T&N EXPORT SERVICES LIMITED        D.J. Ludlow



Signed by                          /s/ PETER G. WAITE
for and on behalf of               ______________________________
PRECISION CASTPARTS CORP.          Peter G. Waite

Signed by                          /s/ PETER G. WAITE
for and on behalf of               ______________________________
AETC LIMITED                       Peter G. Waite





















Page 51